FOR IMMEDIATE RELEASE                         June 11, 2000
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For further information contact:              Barry R. Pearl
                                              Vice President Finance, CFO

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                MAVERICK TUBE CORPORATION - PRUDENTIAL STEEL LTD.

                               Joint Press Release

         Maverick Tube and Prudential Steel Agree to Combine Businesses

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Chesterfield,  Missouri  and  Calgary,  Alberta,  June 11, 2000 - Maverick  Tube
Corporation (NASDAQ: MAVK) and Prudential Steel Ltd. (TSE: PTS) today announced that they have agreed to combine their businesses in a transaction that will create the largest North American producer of welded oil country tubular goods and line pipe for the energy industry and a major supplier of hollow structural sections for industrial markets. The combined company will operate 10 tube mills at five locations in the U.S. and Canada with the capacity to produce approximately 1.5 million tons of tubular products annually.

Under the terms of the definitive agreement, Prudential shareholders will receive Maverick common equivalent shares, known as "exchangeable shares," based on a fixed exchange ratio of 0.52 exchangeable shares for each Prudential share held. The shares will be exchangeable, at each holder's option, for Maverick common shares on a one-for-one basis. The agreement was unanimously approved by the Boards of Directors of both companies.

The combination will result in approximately 34.6 million diluted shares of Maverick to be outstanding, with a market capitalization of approximately US$1.1 billion based on the June 9, 2000 closing price. Maverick shareholders will own approximately 53% of the combined company and Prudential shareholders will own approximately 47%. Maverick will apply to list its shares for trading on the New York Stock Exchange, effective simultaneously with the closing of the transaction.

The combined company will be called Maverick Tube Corporation and will be headquartered in Chesterfield, Missouri. The company's Canadian operations will continue to be headquartered in Calgary, Alberta and operate under the Prudential Steel name. Gregg Eisenberg will continue to serve as Chairman, Chief Executive Officer and President of Maverick. J. Donald Wilson, President and Chief Executive Officer of Prudential will continue in his current role and also become a director of Maverick after the combination. Barry R. Pearl, Vice President, Finance and Chief Financial Officer of Maverick, will continue in the same role at the combined company. The 11-member board of directors of the combined company will include six members from the Maverick board of directors and five members from the Prudential board of directors, including the current Chairman of Prudential, Norman W. Robertson. As of June 1, 2000, the combined company would have approximately 2,000 employees.

The transaction, which is structured as an arrangement under Alberta law, is expected to be accounted for as a pooling of interest and to qualify as a tax deferred reorganization. Completion of the transaction is subject to the approval of the shareholders of both companies and by the Alberta courts, as well as customary closing conditions, including regulatory and government approvals in the U.S. and Canada. It is anticipated that the shareholder meetings and the closing of the transaction would occur during the third calendar quarter of 2000.

Gregg Eisenberg commented, "We are very excited about combining the U.S. and Canadian operations of Maverick and Prudential to create a leading manufacturer that will service and supply the entire North American customer base. We expect the combined company to realize numerous benefits from expanded manufacturing and marketing opportunities, as well as the sharing of `best practices' among our respective disciplines. Excluding the impact of any transaction-related charges, we expect that the transaction will be immediately accretive to both earnings and cash flow, and believe both companies' shareholders will benefit from the combination and future growth initiatives. We believe the transaction will add substantial value for our combined shareholder base."

J. Donald Wilson added, "Maverick and Prudential are uniquely matched to create long-term shareholder value. With only limited geographical overlap between the two companies' operations, there is a compelling rationale for combining the strengths of Prudential's Canadian presence with Maverick's U.S. market position. The large, financially strong company created from this transaction will be solidly positioned to pursue a broad array of growth initiatives. We believe we have structured a combination that will benefit all of our core constituencies - customers, employees and shareholders."

Maverick is being advised by Deutsche Banc Alex. Brown and Raymond James & Associates, and Prudential is being advised by RBC Dominion Securities.

A joint conference call will be held on Monday morning, June 12th at 11 a.m. Eastern time (10 a.m. Central time and 9 a.m. Mountain time). The dial-in number for the call is (800) 946-0712 for parties in both the United States and Canada. Participants should use the identification code 855957. A conference call replay will be available starting at 1:00 p.m. Central time on Monday, June 12th through midnight on Monday, June 26th, by dialing (888) 203-1112 and using identification code 940297.

Informational and Forward-Looking Statements

This press release contains estimates and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The estimates and statements reflect the two companies' current views with respect to future events and financial performance. Although Maverick and Prudential believe that the expectations described herein are reasonable, no assurance can be given that these events will occur or that these estimates will be achieved. Actual results of the combined company could differ materially from those estimated as a result of certain factors. A discussion of these factors is included in Maverick's periodic reports filed with the Securities and Exchange Commission.

Contacts:

Maverick Tube Corporation                     Prudential Steel Ltd.
Barry Pearl, Vice President, Finance          Fred Rea, Vice President and Chief
and Chief Financial Officer                   Financial Officer
(636) 733-1632                                (403) 267-0333

www.maverick-tube.com                         www.prudentialsteel.com